Exhibit 99.1

Corporate Contacts

Wilson W. Cheung	Jane Green
Chief Financial Officer	Investors/Media
650.358.3434	650.358.1447
wcheung@sciclone.com	jgreen@sciclone.com

SCICLONE REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER 2014

2014 EPS Guidance Revised Upward;

ZADAXIN® Leads Continued Growth of Core Business in 2014

FOSTER CITY, CA – November 10, 2014 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported financial results for the third quarter 2014.

•	Revenues: Revenues in the third quarter of 2014 were $34.3 million, compared to $35.2 million for the same period in 2013.
•	GAAP Basic EPS: GAAP basic earnings per share were $0.16 for both the third quarters of 2014 and 2013.
•	Non-GAAP Basic EPS: Non-GAAP basic earnings per share in the third quarter of 2014 were $0.17, compared to $0.18 for the same period in 2013.

Revenues in the third quarter of 2014 were $34.3 million, a $0.9 million or 2.6% decrease, compared to $35.2 million for the same period in 2013. For the nine months ended September 30, 2014, revenues were $93.4 million, compared to revenues of $94.3 million for the same period in 2013. ZADAXIN® revenues were $32.1 million in the third quarter of 2014, a $7.1 million or 28.4%, increase, compared to $25.0 million for the same period in 2013. Promotion services revenues were $0.7 million for the third quarter of 2014, a $9.3 million or 93.3% decrease, compared to $10.0 million in the same period in 2013. SciClone’s promotion services revenues for the nine months ended September 30, 2014 were negatively affected by the expiration of the promotion agreements with Sanofi Aventis S.A. (“Sanofi”) at the end of their terms on December 31, 2013.

On a GAAP basis, SciClone reported net income in the third quarter of 2014 of $7.9 million, or $0.16 and $0.15 per share on a basic and diluted basis, respectively, compared to net income of $8.7 million, or $0.16 per share on both a basic and diluted basis, for the same period in 2013. SciClone’s net income for the nine months ended September 30, 2014 was $21.7 million, or $0.42 and $0.41 per share on a basic and diluted basis, respectively, compared with net income of $10.9 million, or $0.20 per share on both a basic and diluted basis, for the same period in 2013.

SciClone’s non-GAAP net income in the third quarter of 2014 was $8.7 million, or $0.17 per share on both a basic and diluted basis, compared with non-GAAP net income of $10.0 million, or $0.18 per share on both a basic and diluted basis, for the same period of the prior year. SciClone’s non-GAAP net income for the nine months ended September 30, 2014, was $24.3 million, or $0.47 and $0.46 per share on a basic and diluted basis, respectively, compared with non-GAAP net income of $19.1 million, or $0.35 per share on both a basic and diluted basis, for the same period of last year.

Friedhelm Blobel, PhD., SciClone Chief Executive Officer commented: “We are very pleased with the continued strong performance of our core business this quarter, as well as year-to-date, led by continued strong ZADAXIN® sales. We are confident that we are on track to meet our revenue guidance for the year, while our continued cost reductions will have a positive effect on our projected EPS.

“One of our proudest achievements in the third quarter was securing the approval of DC Bead® by the China Food and Drug Administration, predominantly for the treatment of liver cancer, a large and growing indication in China. DC Bead is a great addition to our oncology portfolio. We  have established high quality relationships with medical professionals and institutions that specialize in cancer treatment, which we believe will be valuable assets as we prepare for the commercial launch, anticipated in the first half of 2015.

“Our business development strategy is to ensure that we have a steady stream of products coming online to drive revenue and profitability in the near, medium and long term. The in-licensing of Neucardin® and ProFlow® to strengthen our cardiovascular franchise were key steps in this strategy, and represent commercial opportunities within the next few years. We are further looking at very interesting prospects that could fill our portfolio with additional revenue-generating opportunities staged over various points in time.

“We intend to continue to strengthen our position as a US-based, China-focused specialty pharma company, with a focus on providing high quality medical products to patients, and a strong commitment to compliance in all aspects of our operations.”

For the third quarter of 2014, sales and marketing (S&M) expenses were $13.9 million, compared with $16.5 million for the same period in 2013. As a result of the expiration of the Sanofi promotion agreements, the Company restructured its sales force at the end of 2013, and by September 30, 2014 had reduced headcount by approximately 150 salespersons, compared to September 30, 2013. Other S&M expenses also decreased for the third quarter of 2014 as a result of no marketing costs for the promotion of Sanofi products. For the nine months ended September 30, 2014, S&M expenses were $35.0 million, compared with $42.0 million, for the same period last year.

For the third quarter of 2014, research and development (R&D) expenses were $0.7 million, compared with $0.6 million of R&D expenses for the same period of 2013. For the nine months ended September 30, 2014, R&D expenses were $2.9 million, compared with $6.3 million, for the same period of last year.

For the third quarter of 2014, general and administrative (G&A) expenses were $5.6 million, compared with $8.2 million for the same period in 2013, primarily related to lower legal costs associated with the ongoing government investigations and other legal matters and lower bad debt expense. For the nine months ended September 30, 2014, G&A expenses were $17.5 million, compared with $24.8 million, for the same period last year.

As of September 30, 2014, cash and cash equivalents and restricted cash totaled $96.9 million, compared to $85.9 million as of December 31, 2013. SciClone has a share repurchase program under which its Board of Directors has authorized $65.5 million, of which approximately $55.4 million had been utilized through September 30, 2014. Approximately $10.1 million remained available in this program.

SciClone has presented non-GAAP information above as the Company believes this non-GAAP information is useful for investors, taken in conjunction with SciClone’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of SciClone’s operating results as reported under GAAP. The non-GAAP calculations and reconciliation are provided in the accompanying table titled “Reconciliation of GAAP to Non-GAAP Net Income.”

Updated Guidance for 2014

In light of the Company’s continuing reduced marketing and general and administrative expenses, non-GAAP EPS guidance for 2014 is being revised upwards. The Company now projects non-GAAP EPS of $0.64 to $0.68. The prior projection announced in August 2014 was non-GAAP EPS of $0.51 to $0.57. SciClone continues to project revenue of $130 million to $135 million.

Conference Call Today

SciClone is hosting a conference call today at 4:30 pm ET (1:30 pm PT) to provide a financial update. The call will be hosted by Friedhelm Blobel, Ph.D., President and CEO, and Wilson W. Cheung, Senior Vice President and CFO.

LIVE CALL:	877.674.6420 (US/Canada)
920.663.6281 (International)
Passcode: 21643721

REPLAY:	855.859.2056 (US/Canada)
404.537.3406 (International)
Passcode: 21643721
(Replay available from November 10, 2014 at 7:30 pm
ET until 11:59 pm ET on November 16, 2014)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone's website at www.sciclone.com. The information provided on the teleconference is accurate only at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio spanning major therapeutic markets including oncology, infectious diseases and cardiovascular disorders. SciClone’s proprietary lead product, ZADAXIN® (thymalfasin), is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. Through its promotion business with pharmaceutical partners, SciClone markets multiple branded products in China which are therapeutically differentiated. The Company has successfully in-licensed products with the potential to become future market leaders and to drive the Company's long-term growth, including DC Bead®, a novel treatment for liver cancer, which was approved earlier this year by the China FDA. SciClone is a publicly-held corporation based in Foster City, California, and trades on the NASDAQ Global Select Market under the symbol SCLN. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words "may," "will," "would," "could," "should," "might," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties relating to: the course, cost and outcome of regulatory matters, including future pricing decisions by authorities in China; the on-going regulatory investigations and expenses related thereto, including potential fines and/or other remedies; the Company’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2014; the Company’s ability to implement and maintain controls over its financial reporting and effectively remediate any identified material weakness; the dependence of its current and future revenue and prospects on third-party license, promotion or distribution agreements, including the need to renew such agreements, enter into similar agreements, or end arrangements that the Company does not believe are beneficial; operating an international business; uncertainty in the prospects for unapproved products, including ProFlow® and Neucardin™, including uncertainties as to pricing and competition and risks relating to the clinical trial process and related regulatory approval process and the process of initiating trials at, and enrolling patients at, clinical sites; and the effect of changes in its practices and policies related to the Company’s compliance programs. SciClone cannot predict the timing or outcome of the ongoing SEC and DOJ investigations, or of the level of its efforts required to cooperate with those investigations, however, the Company has incurred substantial expenses in connection with the investigations and related litigation and expects to incur substantial additional expense, and the investigations could result in fines that exceed the minimum amount accrued and further changes in its internal control or other remediation measures that could adversely affect its financial results. Please also refer to other risks and uncertainties described in SciClone's filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2014	2013	2014	2013
Revenues:
Product sales, net	$33,621	$25,273	$91,236	$67,489
Promotion services	666	9,953	2,129	26,835
Total net revenues	34,287	35,226	93,365	94,324
Operating expenses:
Cost of product sales	6,005	3,808	15,577	11,631
Sales and marketing	13,911	16,498	34,987	41,966
Research and development	653	550	2,933	6,321
General and administrative	5,611	8,238	17,460	24,792
Total operating expenses	26,180	29,094	70,957	84,710
Income from operations	8,107	6,132	22,408	9,614
Non-operating income (expense):
Interest and investment income	31	31	73	62
Interest and investment expense	—	(13)	(48)	(95)
Other income, net	108	2,711	19	2,775
Income before provision for income tax	8,246	8,861	22,452	12,356
Provision for income tax	331	153	763	1,428
Net income	$7,915	$8,708	$21,689	$10,928

Basic net income per share	$0.16	$0.16	$0.42	$0.20
Diluted net income per share	$0.15	$0.16	$0.41	$0.20

Basic shares outstanding	51,032	53,591	51,533	53,931
Diluted shares outstanding	52,393	55,070	52,799	55,330

SCICLONE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2014	2013	2014	2013
GAAP net income	$7,915	$8,708	$21,689	$10,928
Non-GAAP adjustment
Employee stock-based compensation	834	945	2,609	3,208
In-license upfront costs	—	—	—	5,000
Non-GAAP net income	$8,749	$9,653	$24,298	$19,136

Non-GAAP basic net income per share	$0.17	$0.18	$0.47	$0.35
Non-GAAP diluted net income per share	$0.17	$0.18	$0.46	$0.35

Weighted average shares used in computing
Non-GAAP basic net income per share	51,032	53,591	51,533	53,931
Non-GAAP diluted net income per share	52,393	55,070	52,799	55,330

SciClone management uses these non-GAAP financial measures to monitor and evaluate the Company’s operating results and trends on an on-going basis and internally for operations, budgeting and financial planning purposes. SciClone believes the non-GAAP information is useful for investors by offering them the ability to better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that affect SciClone. These non-GAAP financial measures that management uses are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP.

SciClone’s non-GAAP financial measures exclude the following items from GAAP net income and net income per share:

•	Employee stock-based compensation. The effects of non-cash employee stock-based compensation.
•

In-license upfront costs. SciClone recorded $5.0 million to research and development expense related to upfront payments made under the Zensun and TLC licensing agreements, established in the second quarter of 2013.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED SELECTED BALANCE SHEET DATA

(in thousands)

	September 30,	December 31,
	2014	2013
Cash, cash equivalents, and restricted cash	$96,906	$85,878
Accounts receivable, net	33,928	40,008
Inventories	14,197	15,238
Goodwill	34,886	35,357
Total assets	186,199	179,859
Total current liabilities	25,955	33,220
Short-term borrowings	—	1,651
Total shareholders' equity	160,189	146,595